UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2014

RACKWISE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-1763172	27-0997534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  2365 Iron Point Road, Suite 190
Folsom, CA 95630

(Address of principal executive offices, including zip code)

(888) 818-2385

(Registrant’s telephone number, including area code)

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2014 we entered into an Amended and Restated Agreement (the “Amended Agreement”) with Black Diamond Financial Group LLC (“BDFG”) and Navesink RACK, LLC, (NavRACK”), the purchasers under a private placement offering (the “PPO”) completed on September 30, 2013 in which we sold an aggregate of $2,345,385 of units (the “PPO Units”) consisting of $2,345,385 in principal amount of 12% secured convertible notes (the “PPO Notes”) and 62,622 5-year warrants (the “PPO Warrants”), each exercisable for the purchase of one share of our common stock at a price of $3 per share. The Amended Agreement amends an agreement among the parties dated as of August 9, 2013 (the “Original Agreement”). The Original Agreement provided BDFG and NavRACK with the right to convert the PPO Notes, including all accrued interest due thereon, into 2,551,236 shares of or common stock, which amount would have represented upon issuance 85% of our outstanding shares (on a not-fully diluted basis) immediately following our August 2, 2013 1:300 reverse stock split. Upon any such conversion, the PPO Warrants were to be cancelled.

The Amended Agreement requires BDFG and NavRACK to immediately convert the PPO Notes into an aggregate of 5,551,236 shares of our common stock at which time the PPO Notes and PPO Warrants shall be cancelled and BDFG and NavRACK shall release and terminate their security interest in our assets which resulted from the purchase of the PPO Notes. The cancellation of the PPO Notes reduced our notes payable at March 10, 2014 from $3,060,863 to $715,478. The Amended Agreement also contains a release from BDFG and NavRACK to us under the PPO transaction and related documents.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

In connection with the Amended Agreement, we are issuing an aggregate of 5,551,236 shares of our common stock to BDFG and NavRACK. The issuance will be made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

10.1	Amended and Restated Agreement dated March 10, 2014 among registrant, Black Diamond Financial Group, Inc. and Navesink RACK LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: March 13, 2014	By:	/s/ Guy A. Archbold
Guy A. Archbold Chief Executive Officer, President and Chairman of the Board